Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES THIRD QUARTER 2015 RESULTS

MOORESTOWN, NJ – November 9, 2015 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the third quarter of 2015.

Third Quarter 2015 Highlights and Subsequent Events
•	Book value per share was $20.18 as of September 30, 2015, a decline from $20.96 as of June 30, 2015
•	GAAP net loss applicable to common stockholders was $5.1 million, or $0.68 per share, for third quarter 2015
•	Core earnings were $0.47 per share, or $3.5 million, for third quarter 2015[1]
•	Declared dividend of $0.49 per share for third quarter 2015
•	Annualized dividend yield was 12.9% based on closing stock price on September 30, 2015
•	Realized interest income of $6.5 million, $3.1 million of which was generated by the Excess MSR portfolio, for third quarter 2015, compared to realized interest income of $6.2 million for third quarter 2014
•	Aggregate portfolio leverage stood at 3.5x as of September 30, 2015
•	Subsequent to the quarter end, the Company utilized a portion of the $17.5 million drawn on its term loan in September to acquire its first portfolio of Fannie Mae and Freddie Mac MSR assets with an aggregate unpaid principal balance of approximately $1.4 billion.

“Challenging market conditions during the third quarter tested the entire sector, and while we did not escape unscathed, the positioning of our investment portfolio and our recapture execution helped to minimize the impact on book value at quarter end,” stated Jay Lown, Cherry Hill Mortgage Investment Corporation’s President and Chief Investment Officer.  “Subsequent to the end of the quarter, we completed all of our necessary licensing requirements to purchase MSR assets nationally and acquired our first MSR portfolio – a significant step forward with respect to our MSR investment strategy.  We look forward to sourcing additional MSR investment opportunities to generate sustainable attractive risk-adjusted returns for our stockholders.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the third quarter of 2015 of $5.1 million, or $0.68 per basic and diluted weighted average common share outstanding. The reported GAAP net loss was determined based primarily on the following: $4.9 million of net interest income, a $0.1 million net servicing loss, a net realized gain of $0.3 million on the RMBS portfolio, a net realized loss of $0.9 million on derivatives, a net unrealized loss of $5.0 million on derivatives, a net unrealized loss of $2.8 million on the Excess MSR portfolio, a net unrealized loss of $0.3 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $1.3 million.

1 Core Earnings is a non-GAAP financial measure. See “Core Earnings” later in this release for an explanation of how the Company calculates this non-GAAP financial measure and for a reconciliation to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP.

Core earnings, which excludes non-recurring unrealized and realized gains or losses and adjusts for outstanding LTIP units in the Company’s operating partnership, for the third quarter of 2015 were $3.5 million, or $0.47 per basic and diluted weighted average common share outstanding.  For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended September 30,
	2015	2014
Income
Interest income	$6,508	$6,244
Interest expense	1,643	1,164
Net interest income	4,865	5,080
Servicing fee income	463	-
Servicing costs	366	-
Amortization of MSRs	216	-
Net servicing income (loss)	(119)	-
Other income (loss)
Realized gain (loss) on RMBS, net	269	48
Realized gain (loss) on derivatives, net	(947)	(1,025)
Realized gain (loss) on acquired assets, net	-	-
Unrealized gain (loss) on derivatives, net	(4,986)	2,025
Unrealized gain (loss) on investments in Excess MSRs	(2,754)	(2,050)
Unrealized gain (loss) on investments in MSRs	(325)	-
Total Income	(3,997)	4,078
Expenses
General and administrative expense	622	744
Management fee to affiliate	690	520
Total Expenses	1,312	1,264
Income (Loss) Before Income Taxes	(5,309)	2,814
Provision for corporate business taxes	(139)	-
Net Income (Loss)	(5,170)	2,814
Net (income) loss allocated to noncontrolling interests	46	(26)
Net Income (Loss) Applicable to Common Stockholders	$(5,124)	$2,788
Net income (Loss) Per Share of Common Stock
Basic	$(0.68)	$0.37
Diluted	$(0.68)	$0.37
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,509,543	7,506,560
Diluted	7,511,653	7,509,543

Unaudited.  Dollar amounts in thousands, except per share amounts.

Net unrealized loss on the Company’s RMBS portfolio for the third quarter 2015 was approximately $3.4 million.

	Three Months Ended September 30,
	2015	2014
Net income (loss)	$(5,170)	$2,814
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	3,363	(1,922)
Reclassification of net realized (gain) loss on RMBS in earnings	(269)	(48)
Other comprehensive income (loss)	3,094	(1,970)
Comprehensive income (loss)	$(2,076)	$844
Comprehensive income (loss) attributable to noncontrolling interests	(18)	8
Comprehensive income (loss) attributable to common stockholders	$(2,058)	$836

Unaudited.  Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended September 30, 2015

The Company realized interest income of $3.1 million from its Excess MSR portfolio and servicing fee income of $0.5 million from its MSR portfolio. Carrying value of the Servicing Related Assets portfolio ended the quarter at $85.6 million.  Net interest spread for the RMBS portfolio stood at 1.31% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.5x.

The RMBS portfolio had a book value of $574.0 million and a carrying value of $580.1 million at quarter end September 30, 2015. The portfolio had a weighted average coupon of 3.7% and weighted average maturity of 23 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions and TBAs.  At quarter end September 30, 2015, the Company held interest rate swaps with a notional amount of $323.8 million, swaptions with a notional amount of $125 million and TBAs with a notional amount of ($10) million.

As of September 30, 2015, Cherry Hill’s GAAP book value was $20.18 per diluted share, a decrease of 3.7% from $20.96 per diluted share as of June 30, 2015.

Dividend

On September 10, 2015, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the third quarter of 2015.  The dividend was paid in cash on October 27, 2015 to stockholders of record as of the close of business on September 30, 2015.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized gain (loss) on derivatives, realized gain (loss) on acquired assets, unrealized gain (loss) on derivatives, unrealized gain (loss) on investments in Excess MSRs and unrealized gain (loss) on investments in MSRs and adjusted to exclude outstanding LTIP units in the Company’s operating partnership.  Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance.  The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations.  As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended September 30, 2015 and 2014:

	Three Months Ended September 30,
	2015	2014
Net income (loss)	$(5,170)	$2,814
Realized (gain) loss on RMBS, net	(269)	(48)
Realized (gain) loss on derivatives, net	947	1,025
Realized (gain) loss on acquired assets, net	-	-
Unrealized (gain) loss on derivatives, net	4,986	(2,025)
Unrealized (gain) loss on investments in Excess MSRs	2,754	2,050
Unrealized (gain) loss on investments in MSRs	325	-
Total core earnings:	$3,573	$3,816
Core earnings attributable to noncontrolling interests	(37)	(35)
Core Earnings Attributable to Common Stockholders	$3,536	$3,781
Core Earnings Attributable to Common Stockholders, per Share	$0.47	$0.50
GAAP Net Income (Loss) Per Share of Common Stock	$(0.68)	$0.37

Unaudited.  Dollar amounts in thousands, except per share amounts.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 filed with the Securities and Exchange Commission on November 9, 2015.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of September 30, 2015 and its results of operations for the third quarter of 2015 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-3982 (from within the U.S.) or 1-201-493-6780 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Third Quarter 2015 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on December 9, 2015 by dialing 1-877-870-5176 (from within the U.S.) or 1-858-384-5517 (from outside of the U.S.); please reference access code “13623793.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC, which is an affiliate of Freedom Mortgage Corporation.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, its ability to complete the pending Aurora transaction, its ability to execute on the anticipated strategy of purchasing full MSRs, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com